Exhibit 99.1


              RODMAN & RENSHAW COMPLETES REVERSE MERGER TRANSACTION
                     WITH ENTHRUST FINANCIAL SERVICES, INC.

                SHARE EXCHANGE TRANSACTION VALUED AT $175 MILLION

NEW YORK, NY, JULY 11, 2007 - Enthrust Financial Services, Inc. (OTCBB: EFSV), a shell corporation, today announced that it has consummated a "reverse merger" with Rodman & Renshaw Holding, LLC, a full service investment bank. Enthrust will continue to operate Rodman & Renshaw's current business under the leadership of Rodman & Renshaw's executive management team. Enthrust intends to change its name to Rodman & Renshaw Capital Group, Inc.

The transaction was consummated as a share exchange pursuant to which the members of Rodman & Renshaw and the investors in Rodman & Renshaw's March 2007 private placement financing were issued shares of Enthrust common stock. Sandler O'Neill & Partners, L.P acted as financial advisor to Enthrust and issued a fairness opinion that the transaction was fair to Enthrust's stockholders. Immediately after the exchange transaction, Enthrust will have 25 million shares of common stock outstanding. An imputed value of $7.00 per share was used in connection with the transaction.

"The successful completion of the exchange represents a major milestone for Rodman & Renshaw, positioning the company for growth," said John J. Borer III, Chief Executive Officer. "This "going-public" transaction, coupled with the $20 million private placement financing which we completed in March 2007 with a group of strategic investors, will enable us to continue to grow our business platform by adding new products to serve our existing clients, hire professionals to supplement our existing staff and build new teams to focus on sectors of the economy other than life science."

Additional information regarding the share exchange transaction is set forth in Enthrust's Current Report on Form 8-K dated July 11, 2007, which will be filed with the Securities and Exchange Commission.

ABOUT RODMAN & RENSHAW
Rodman & Renshaw is a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies, along with research and sales and trading services to institutional investor clients that focus on such companies. Through its ACUMENBIOFIN TM division, Rodman is a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

CONTACT:
JOHN J. BORER III, CHIEF EXECUTIVE OFFICER
(212) 356 -0530